Exhibit 10.16

MEDPDATED 9th JULY 2013

NOVA LABORATORIES LIMITED

AND

Q CHIP LIMITED

SUPPLY AGREEMENT

SUPPLY AGREEMENT

Date: 9th JULY 2013

Parties:

(1)	NOVA LABORATORIES LIMITED a company incorporated in England under number 2875110, whose registered office is at Martin House, Gloucester Crescent, Wigston, Leicester, LE18 4YF (“Nova”).

(2)	Q Chip Limited a company incorporated in England, whose principal place of business is at Oddfellows House, 19 Newport Road, Cardiff CF240AA U.K. (“the Customer”)

1	INTERPRETATION

1.1	In this agreement:

“BATCH” means the technology transfer process and each batch of the Product manufactured by Nova for the Customer in accordance with each Purchase Order (i.e. engineering, demo, media fills and clinical batches:

“BMR” means the batch manufacturing record further described in clause 6 below;

“BUSINESS DAY” means Monday to Friday (excluding normal public holidays in England) between the hours of 9am and 5pm;

“CONSUMABLES” means the consumable products and supplies required by Nova to manufacture the Products other than the Starting Materials;

“CUSTOMER TECHNOLOGY EQUIPMENT” means the machinery and equipment required by Nova for the use of Customer Technology in the manufacture of the Product;

“CUSTOMER TECHNOLOGY IMPROVEMENTS” means any development, enhancement or derivative of the Customer Technology developed either by Customer or Nova;

“CUSTOMER TECHNOLOGY” means Customer’s proprietary microsphere manufacturing platform, including CUSTOMER TECHNOLOGY IMPROVEMENTS;

“DOCUMENT” includes, in addition to a document in Writing, a map, plan, design, drawing, picture or other image, or any other record of any information in any form;

“EQUIPMENT” means the specialist tools, machinery and equipment required for use in connection with the manufacture of the Products that are not ordinarily provided by Nova, excluding Customer Technology Equipment;

“FORCE MAJEURE” means in relation to either party, any circumstances beyond the reasonable control of that party (including, without limitation, any strike, lock-out or other industrial action);

“INTELLECTUAL PROPERTY” means any patent, copyright, registered design or unregistered design right and any application for any of the foregoing, any rights in respect of confidential information and any other intellectual property right;

“PURCHASE ORDER” means the purchase order sent by the Customer to Nova in the form set out in the Schedule;

“PRICE” means the price for each Batch and any Equipment as specified in the Quotation;

“PRODUCT” means the product or products to be manufactured by Nova for the Customer as detailed further in the Technical Specification for each product;

“QUOTATION” means the quotation sent by Nova to the Customer as described further in clause 2.4;

“STARTING MATERIALS” means the constituent materials for the Product as detailed further in the Technical Specification.

“TECHNICAL SPECIFICATION” means the specification to which each Product will be manufactured;

“TERM” shall mean the period of 5 years;

“TRADE MARKS” means the registered trade marks of the Customer that apply to the Customer’s business and Customer Technology or specifically to the Products;

“WRITING”, and any similar expression, includes facsimile transmission and comparable means of communication, but not electronic mail:

1.2	The headings in this agreement are for convenience only and shall not affect its interpretation.

2	SUPPLY OF SERVICES

2.1	Nova has facilities and expertise in the manufacture of pharmaceutical and medical products and devices and the Customer owns Customer Technology and wishes Nova to manufacture the Product in Batches on the terms of this Agreement.

2.2	Nova and Customer have agreed outline prices for each Batch as outlined in Quotation SP/2013/05/01.

2.3	The Customer shall send to Nova the Technical Specification for each Batch and in response Nova shall provide a detailed Quotation for each Batch.

2.4	The Quotation shall contain:

2.4.1	the Price;

2.4.2	a responsibilities schedule:

2.4.3	the date by which the Starting Materials, if they are to be supplied by Customer, must by received by Nova;

2.4.4	the anticipated date for the completion of each Batch; and

2.4.5	details of any Equipment Nova will purchase on the Customers behalf in accordance with clause 5.

2.5	If the Customer accepts the Quotation for a Batch, the Customer shall send to Nova a Purchaser Order.

2.6	Nova shall not initiate manufacture of a Batch until requested to do so by Customer.

2.7	Nova shall promptly advise Customer of any potential overruns on costs and slippage in terms of timescales. In this event an amendment to a Quotation shall be discussed with Customer and submitted to Customer in writing. On receipt of written approval of an amendment to a Quotation from Customer, Customer shall raise a Purchase Order.

2.8	Upon receipt of the Purchaser Order for a Batch, and the Starting Materials, Nova shall produce each Batch in accordance with the Quotation and the Technical Specification.

2.9	Nova shall send to the Customer a BMR in respect of each Batch, which shall be sent by electronic mail after the time of delivery of each Batch and subsequently by CD-ROM.

2.10	The production of each Batch requires the Customer Technical Equipment, Consumables (which shall be supplied by Nova at no additional cost to the Customer) the Starting Materials (which shall, unless specified otherwise, be supplied by the Customer at no additional cost to Nova) and the Equipment.

3	CONSUMABLES

3.1	The Technical Specification shall detail the specifications of all Consumables.

3.2	Nova shall source all Consumables required for the manufacture of each Product from their approved and audited suppliers. Should Nova wish to use alternative suppliers of Consumables, these should be agreed with Customer prior to placement of an order.

3.3	Nova shall, where appropriate, obtain all certificates and assurances in relation to the quality of the Consumables as Nova may be able to obtain, which in the event of a failure in the production of any Batch shall be made available to the Customer by Nova upon receiving a request in Writing.

4	STARTING MATERIALS

4.1	The Customer, or if the Starting Materials are to be provided by Nova, Nova shall ensure that:

4.1.1	the specification of the Starting Materials is in accordance with the Technical Specification;

4.1.2	the Starting Materials are delivered to Nova on a Business Day;

4.1.3	the Starting Materials are delivered to Nova with full storage instructions contained in a delivery note that is attached to the outside of the packaging of the Starting Materials; and

4.1.4	the quantity of the Starting Materials is in accordance with the Quotation or the Purchase Order.

4.1.5	the Starting Materials are delivered to Nova free of charge with all duties, taxes and carriage paid.

4.2	Nova shall store the Starting Materials in accordance with the requirements of GMP and the Customer’s storage instructions as provided in accordance with clause 4.1.3.

5	EQUIPMENT

5.1	If the production of the Products requires any Equipment Nova shall detail the Equipment in the Quotation.

5.2	Nova shall:

5.2.1	source the Equipment from reputable suppliers at the best price reasonably obtainable;

5.2.2	maintain and service the Equipment;

5.2.3	use the Equipment solely for the purposes of producing the Product.

5.3	The Customer shall, upon payment of any charges in respect of the Equipment, be the legal and beneficial owner of the Equipment.

5.4	The Customer shall be responsible for the cost of all repairs to the Equipment including routine maintenance and servicing of the Equipment.

5.5	Nova is entitled to use the Equipment for the duration of the production of each Product that requires the Equipment and shall not be in breach of this Agreement for failing to produce any Batch if the Customer removes the Equipment from Nova’s premises.

5.6	Nova shall, in so far as they are able, pass to the Customer the benefit of any warranty or guarantee obtained when the Equipment is purchased.

5.7	The cost of any Equipment required by Nova that is not covered by a Quotation shall be submitted to Customer for approval in accordance with clause 2.7 of this Agreement, prior to purchase of such Equipment

5.8	Customer shall provide Customer Technology Equipment to Nova and shall be responsible for the repairs and the cost of all repairs to such.

5.9	Nova shall use Customer Technology Equipment only for the manufacture of Batches of Product as provided for under this Agreement.

6	TESTING

6.1	Nova shall complete all testing and quality control that is contained in the Technical Specification.

6.2	Nova shall record contemporaneously in the BMR all testing and quality control procedures that are undertaken.

6.3	Nova shall notify Customer of any failure of any testing or quality control with 24 hours of such a result being generated.

6.4	Testing and quality control that cannot be undertaken by Nova shall, with Customer’s consent, be outsourced to Nova’s approved and audited providers. Should Nova wish to use alternative providers, these should be agreed with Customer prior to outsourcing.

6.5	The Customer may request Nova to amend the BMR and Nova shall accommodate the Customers request so far as they are able to do so without affecting the integrity of the BMR.

6.6	Nova’s charges for the time spent in making any amendments to the BMR is payable by the Customer in addition to the Price at Nova’s published charging rates applicable at the date the Customers requests the amendment in accordance with clause 6.5 above.

7	POSTPONEMENT AND CANCELLATION

7.1	Once written agreement has been received by Nova to commence manufacture of a Batch, the Customer may cancel or postpone the production of any Batch or Batches upon giving notice in Writing to Nova.

7.2	The Customer acknowledges that upon receipt of the Purchase Order for a Batch, Nova will allocate resources for the production of each Batch and will incur costs as a result of doing so.

7.3	If the Customer exercises its right to cancel or postpone the production of any Batch, Nova will use reasonable endeavours to reallocate the resources from this production to another project.

7.4	If Nova is not able to reallocate its resources in accordance with clause 7.3 above, Nova may (at Nova’s sole discretion) charge the Customer a fee excluding the cost of any Equipment (“the Cancellation/Postponement Fee”) as follows:

7.4.1	cancellation more than 3 months before manufacture of a Batch, Nova shall charge no more than 10% of the Price for that Batch;

7.4.2	cancellation between 1 and 3 months before manufacture of a Batch, Nova shall charge no more than 50% of the Price for that Batch;

7.4.3	cancellation less than 1 month before manufacture of a Batch, Nova shall charge no more than 75% of the Price for that Batch;

but nothing in this clause 7.4 shall remove the Customers liability to pay in full the cost of purchasing and maintaining the Equipment.

7.5	The Customer acknowledges that the Cancellation/Postponement Fee is not a penalty but is a reasonable assessment of the costs incurred by Nova as a direct result of the Customers cancellation or postponement.

8	LICENCES, APPROVALS AND INFORMATION

8.1	For the duration of this Agreement Nova shall use all reasonable endeavours to maintain in full force and affect all licences, consents and approvals that Nova may require from any government or governmental authority to carry out its obligations under this Agreement and to produce the Products in accordance with the Technical Specification and, where applicable EU and US cGMP.

8.2	The Customer shall, for each Batch, provide to Nova in writing all information relating to the use of that Batch, indicating whether it is for use in preclinical studies, for use in human trials or is to become licensed for general use.

8.3	The Customer shall indemnify and hold Nova harmless from all claims and all direct, indirect or consequential liabilities (including loss of profits, loss of business, depletion of goodwill and similar losses), costs, proceedings, damages and expenses (including legal and other professional fees and expenses) awarded against, or incurred or paid by Nova as a result of or in connection with any breach of clause 8.2 above.

9	DELIVERY

9.1	Delivery of each Batch shall be made by the Customer arranging collection of the Batch from Nova’s premises at any time after Nova has notified the Customer that the Batch is ready for collection or, if some other place for delivery is agreed by Nova, by Nova delivering the Batch to that place.

9.2	Any dates quoted for delivery of each Batch are approximate only and Nova shall not be liable for any delay in delivery of the Batch however caused. Nova shall make reasonable efforts to comply with the delivery dates agreed with the Customer and shall notify Customer as soon as is reasonably possible of any delays and revised delivery dates. Time for delivery shall not be of the essence of the Agreement unless previously agreed by Nova in Writing. The Batch may be delivered by Nova in advance of the quoted delivery date on giving reasonable notice to the Customer.

9.3	If the Customer fails to take delivery of the Batch or fails to give Nova adequate delivery instructions at the time stated for delivery (otherwise than by reason of any cause beyond the Customer’s reasonable control or by reason of Nova’s fault) then, without limiting any other right or remedy available to Nova, Nova may:

9.3.1	store the Batch until actual delivery and charge the Customer for the reasonable costs (including insurance) of storage;

9.3.2	after a period of 6 months from the date upon which the Customer has been notified of the Batch being available for delivery, Nova may destroy that Batch without incurring any liability to the Customer.

9.4	Destruction of any Batch in accordance with clause 9.3.2 shall not negate to Customers liability to pay the Price for the Batch destroyed and any storage charges incurred in accordance with clause 9.3.1.

10	TERMS OF PAYMENT

10.1	Subject to any special terms agreed in Writing between the Customer and Nova, Nova may invoice the Customer for the Price of each Batch as specified in the Purchase Order for the Batch on or at any time after production of that Batch.

10.2	The Price does not include Value Added Tax for which the Customer shall be additionally liable at the appropriate rate from time to time.

10.3	Unless otherwise agreed in writing the Price does not include delivery and all costs or charges in relation to packaging all of which amounts the customer shall pay in addition when it is due to make payment.

10.4	The Customer shall pay the Price together with any Value Added Tax and delivery and packaging costs (without any other deduction) within 30 days of the invoice date or immediately on receiving a BMR by e-mail, whichever is the later and Nova shall be entitled to recover the Price, notwithstanding that delivery may not have taken place and the property in the Batch has not passed to the Customer. The time of payment of the Price shall be of the essence of this Agreement. Receipts for payment will be issued only on request.

10.5	If Customer disputes any amounts under any invoice from Nova, such dispute shall be resolved in accordance with the provisions of this Agreement.

10.6	If following discussion between the Customer and Nova, and resolution of any dispute in accordance with clause 10.5 of this Agreement the Customer fails to make any payment on the due date then, without limiting any other right or remedy available to Nova, Nova may:

10.6.1	cancel the contract or suspend any further deliveries to the Customer;

10.6.2	appropriate any payment made by the Customer to any Batch (or the goods supplied under any other contract between the Customer and Nova) as Nova may think fit (notwithstanding any purported appropriation by the Customer); and

10.6.3	charge the Customer interest (both before and after any judgment) on the amount unpaid, at the rate of 4 per cent per annum above HSBC Bank Plc base rate from time to time, until payment in full is made (a part of a month being treated as a full month for the purpose of calculating interest).

11	INTELLECTUAL PROPERTY AND TRADE MARKS

11.1	The Customer authorises Nova:

11.1.1	to use any Intellectual Property of the Customer in respect of Customer Technology and Product; and

11.1.2	to apply the Trade Marks to the Product;

solely for the purposes of exercising its rights and performing its obligations under this Agreement.

11.2	Subject to clause 11.1, Nova shall have no rights in respect of any Intellectual Property of the Customer or any of the Trade Marks, and Nova shall not use any of the Intellectual Property except for the purposes specified in clause 11.1 and otherwise in accordance with this Agreement.

11.3	Nova shall use the Trade Marks on or in relation to the Product in the form and manner specified by the Customer from time to time, and not otherwise.

11.4	All artwork supplied by the Customer from time to time for use in relation to the Product or its labelling and packaging, and all Intellectual Property in respect of it, shall belong exclusively to the Customer.

11.5	Nova shall at the request and expense of the Customer take all such steps as the Customer may reasonably require to assist the Customer in maintaining the validity and enforceability of any Intellectual Property referred to in clause 11.1 or 11.4 and the Trade Marks, and shall enter into such formal licences as the Customer may reasonably request for this purpose. Nova shall not represent that it has any title in or right of ownership to any of the Intellectual Property or Trade Marks or do or suffer to be done any act or thing which may in any way impair the rights of the Customer in any of the Intellectual Property or Trade Marks or bring into question the validity of its registration.

11.6	If any claim is made against Nova that the manufacture or sale of the Product infringes the Intellectual Property or other rights of any third party, the Customer shall, except to the extent that the claim is due to the default of Nova, indemnify Nova against all damages or other compensation awarded against Nova in connection with the claim or paid or agreed to be paid by Nova in settlement of the claim and all legal or other expenses incurred by Nova in or about the defence or settlement of the claim. Nova shall notify the Customer forthwith after becoming aware of the claim, and take all action reasonably requested by the Customer to avoid, compromise or defend the claim and any proceedings in respect of the claim, subject to Nova being indemnified and secured to its reasonable satisfaction against all costs and expenses which may be incurred in so doing.

12	IMPROVEMENTS AND MODIFICATIONS

12.1	Any and all Customer Technical Improvements developed under this Agreement by either party shall be owned by Customer.

12.2	The Customer shall provide Nova with details of any Customer Technology Improvements developed by the Customer which it wishes to be incorporated into the Product or any other modification which it wishes to be made to the Product from time to time;

12.3	Nova shall provide the Customer with details of any Customer Technology Improvement which is made or developed by Nova while performing its obligations under this Agreement;.

12.4	The title to and all Intellectual Property rights in respect of any Customer Technology Improvement made, developed or acquired by either party shall belong to Customer.

12.5	Nova shall not unreasonably withhold its consent to the incorporation into the Product of any Customer Technology Improvements.

12.6	Where the incorporation of any Customer Technical Improvement referred to in this clause 12 or any other modification to the Product which is agreed between the Customer and Nova requires any amendment to the Technical Specification, Nova shall, as soon as practicable, submit to the Customer an amended Quotation and the Customer shall send to Nova a new Purchase Order.

13	CONFIDENTIALITY

13.1	Neither party shall, either during the period of this Agreement or at any subsequent time, disclose to any other person any information disclosed to it by the other party under this Agreement, including information on Customer Technology and shall use its best endeavours to keep this information confidential (whether marked as such or not), except as provided by clause 13.2 or 13.3.

13.2	Any confidential information referred to in clause 13.1 may be disclosed to:

13.2.1	any contractor of or supplier to the party in question of the Equipment under a written confidentiality agreement;

13.2.2	any governmental or other authority or regulatory body; or

13.2.3	any directors or employees of the party in question to such extent only as is necessary for the purposes of this Agreement or as required by law, subject in each case (other than under clause 13.2.2) to the party in question first obtaining (and submitting to the other a copy of) a Written undertaking from the person to whom the disclosure is made, as nearly as practicable in the terms of this clause, to keep it confidential and to use it only for the purposes for which the disclosure is made.

13.3	Any confidential information referred to in clause 13.1 may be used by the receiving party for any purpose, or disclosed by that party to any other person, to the extent only that it is at the date of this Agreement or subsequently becomes public knowledge through no fault of the party in question, provided that in so doing that party does not disclose any part of the confidential information which is not public knowledge.

13.4	Any confidential information referred to in clause 13.1 may, with the written consent of the disclosing party, be used by the receiving party for its own purposes, provided that in doing so that party does not disclose any part of the confidential information which is not public knowledge.

14	WARRANTIES AND LIABILITIES

14.1	Nova warrants to the Customer that it has the corporate power, authority, proper consents and permits, financial capacity and legal right to enter into and perform its obligations under this Agreement; and that Nova’s obligation under this Agreement will be provided using reasonable skill and care and suitably qualified staff and, as far as reasonably possible, in accordance with the Technical Specification and at the intervals and within the times referred to in the Quotations.

14.2	Where Nova supplies Consumables in connection with this Agreement, Nova does not give any warranty, guarantee or other term to their quality, fitness for purpose of otherwise, but shall, where possible, assign to the Customer the benefit of any warranty, guarantee or indemnity given by the supplier of the Consumables to Nova.

14.3	Nova shall indemnify Customer against all claims that relate to any breach of warranty or obligation under this agreement by Nova.

14.4	Nova shall have no liability to the Customer for any loss, damage, costs, expenses or other claims for compensation arising from:

14.4.1	the Starting Materials being delivered by the Customer at a time that is not a Business Day;

14.4.2	the Starting Materials not being clearly labelled;

14.4.3	the Starting Materials not having their storage instructions available in accordance with clause 4.1.3;

14.4.4	the Starting Materials differing from the Technical Specification in any way;

14.4.5	the quality of Starting Materials not being in accordance with the Quotation;

14.4.6	any contamination of the Starting Materials not caused by Nova;

14.4.7	the late arrival or non-arrival of the Starting Materials;

14.4.8	the Technical Specification being incomplete, incorrect, inaccurate, illegible, out of sequence or in the wrong form;

14.4.9	any other fault of the Customer; or

14.4.10	any fault or failure that is attributed to the Consumables.

14.5	Nova shall have no liability to the Customer in respect of accidental damage or loss to the Starting Materials or to each Batch except when the accidental damage or loss is attributable to Nova, in which circumstance Nova shall, providing that Customer replaces the Starting Materials, remanufacture the Batch free of charge; and:

14.5.1	The Customer shall, at its own expense, insure or self insure the Starting Materials against all risks (including but not limited to accidental damage and loss) from the time of dispatch from the Customers premises up to and including the commencement of production of the Batch in which the Starting Materials are being used; and

14.5.2	The Customer shall also insure, or self insure, at its own expense, each completed Batch (including but not limited to accidental damage and loss) from the completion of production of each Batch.

14.6	Except in respect of death or personal injury caused by Nova’s negligence or as expressly provided in this Agreement, Nova shall not be liable to the Customer. Customer shall, except to the extent that the claim is due to the default of Nova, indemnify Nova against all third party claims that may be asserted against the use of the Product.

14.7	Nova shall for the period that this Agreement is in force and for a period of 12 months subsequently, maintain general liability insurance cover of a minimum of £1 million, and provide such insurance policy to Customer

14.8	A claim by the Customer which is based on any defect in the quality or condition of a Batch or its failure to correspond with the Technical Specification shall (whether or not delivery is refused by the Customer) be notified to Nova within 7 days of the BMR being sent by Nova to the Customer by electronic mail or (where the defect or failure was not apparent on reasonable inspection) within 3 Business Days after discovery of the defect or failure and in any event before 6 months after the BMR is sent by Nova to the Customer by electronic mail. If delivery is not refused, and the Customer does not notify Nova accordingly, the Customer shall not be entitled to reject the Batch and Nova shall have no liability for such defect or failure, and the Customer shall be bound to pay the price as if the Batch had been delivered in accordance with this Agreement.

14.9	Where a valid claim in respect of any of the Batch which is based on a defect in the quality or condition of the Batch or its failure to meet the Technical Specification is notified to Nova in accordance with this Agreement, Nova shall discuss with Customer the best course of action. Depending on the outcome of these discussions Nova shall rework or remanufacture the Batch (or the part in question) free of charge or, refund to the Customer the Price (or proportionate part of the Price) in which case Nova shall have no further liability to the Customer.

14.10	The Customer shall, for each Batch, provide to Nova in writing all information relating to the use of that Batch, indicating whether it is for use in preclinical studies, for use in human trials or is to become licensed for general use.

14.11	The Customer shall indemnify and hold Nova harmless from all claims and all direct, indirect or consequential liabilities (including loss of profits, loss of business, depletion of goodwill and similar losses), costs, proceedings, damages and expenses (including legal and other professional fees and expenses) awarded against, or incurred or paid by Nova as a result of or in connection with any breach of clause 14.10 above.

15	FORCE MAJEURE

15.1	If either party is affected by Force Majeure it shall promptly notify the other party of the nature and extent of the circumstances in question.

15.2	Notwithstanding any other provision of this Agreement, neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, for any delay in performance or the non-performance of any of its obligations under this Agreement, to the extent that the delay or non-performance is due to any Force Majeure of which it has notified the other party, and the time for performance of that obligation shall be extended accordingly.

15.3	If the Force Majeure in question prevails for a continuous period in excess of 5 months, the parties shall enter into bona fide discussions with a view to alleviating its effects, or to agreeing on such alternative arrangements as may be fair and reasonable.

16	DURATION AND TERMINATION

16.1	This Agreement shall come into force immediately and, subject to the following provisions of this clause 16, shall continue in force for the Term and thereafter unless or until terminated by either party giving to the other party not less than 3 months’ Written notice.

16.2	If Nova fails to maintain its licensees consents and approvals in accordance with clause 8, the Customer may at its option terminate this Agreement forthwith by giving Written notice to Nova.

16.3	Either party shall be entitled forthwith to terminate this Agreement by giving Written notice to the other if:

16.3.1	the other party commits any continuing or material breach of any of the provisions of this Agreement and, in the case of such a breach which is capable of remedy, fails to remedy the breach within 30 days after receipt of a Written notice giving full particulars of the breach and requiring it to be remedied;

16.3.2	an encumbrancer takes possession or a receiver is appointed over any of the property or assets of the other party;

16.3.3	the other party makes any voluntary arrangement with its creditors or becomes subject to an administration order;

16.3.4	the other party goes into liquidation (except for the purposes of an amalgamation, reconstruction or other reorganisation and in such manner that the company resulting from the reorganisation effectively agrees to be bound by or to assume the obligations imposed on that other party under this agreement); or

16.3.5	the other party ceases, or threatens to cease, to carry on business.

16.4	For the purpose of clause 16.3.1, a breach shall be considered capable of remedy if the party in breach can comply with the provision in question in all respects other than as to the time of performance (provided that time of performance is not of the essence).

16.5	Any waiver by either party of a breach of any provision of this Agreement shall not be considered as a waiver of any subsequent breach of the same or any other provision.

16.6	The rights to terminate this Agreement given by this clause 16 shall not prejudice any other right or remedy of either party in respect of the breach concerned (if any) or any other breach.

16.7	On the termination of this Agreement for any reason, Nova shall return to the Customer at the Customers expense all unused Starting Materials, Customer Technology Equipment and any Equipment in which title has passed to the Customer.

16.8	Subject to clause 16.7, on the termination of this agreement for any reason Nova shall:

16.8.1	subject to clauses 13.3 and 13.4, ease to manufacture the Products or to use, either directly or indirectly, any of the Intellectual Property referred to in clause 11.1 and forthwith return to the Customer any Documents in its possession or control which contain or record any part of any of the Intellectual Property and Customer confidential information detailed in clause 13.1;

16.8.2	cease to use any of the Trade Marks; and

16.8.3	consent to the cancellation of any formal licence granted to it, or of any record of it in any register, in respect of any Intellectual Property of the Customer or any of the Trade Marks.

16.9	The provisions of clause 13 shall continue in force in accordance with its terms, notwithstanding termination of this agreement for any reason.

17	NATURE OF AGREEMENT

17.1	This Agreement is personal to the parties and neither of them may, without the Written consent of the other, assign, mortgage, charge (otherwise than by floating charge) or dispose of any of its rights, or sub-contract or otherwise delegate any of its obligations, under this Agreement, except in the case of a transfer to a bona fide purchaser of the whole of the business of the party in question, and subject to the purchaser first entering into a Written agreement with the other party to comply with the obligations of the transferor party as if it were a party to this Agreement.

17.2	Nothing in clause 17.1 above shall prevent Nova from subcontracting any repairs and maintenance of the Equipment as Nova may (at its sole discretion) deem appropriate.

17.3	Nothing in this Agreement shall create, or be deemed to create, a partnership between the parties.

17.4	This Agreement contains the entire agreement between the parties with respect to its subject matter, supersedes all previous Agreements and understandings between the parties, including the Technical Agreement and may not be modified except by an instrument in Writing signed by the duly authorised representatives of the parties.

17.5	Each party acknowledges that, in entering into this Agreement, it does not do so on the basis of or rely on any representation, warranty or other provision except as expressly provided in this Agreement, and accordingly all conditions, warranties or other terms implied by statute or common law are excluded to the fullest extent permitted by law.

17.6	The parties acknowledge that it is not their intention that any third party shall be entitled to enforce any term of this Agreement which may confer a benefit on that third party, whether any such entitlement would, but for this provision, arise under the Contracts (Rights of Third Parties) Act 1999 or otherwise.

17.7	If any provision of this Agreement is held by any court or other competent authority to be void or unenforceable in whole or part, the other provisions of this Agreement and the remainder of the affected provisions shall continue to be valid.

17.8	Any dispute, difference or disagreement concerning this Agreement shall, in the first instance, be referred to each Party’s chief executive (or their nominee) who will seek to resolve the issue within 30 days.

17.9	This Agreement shall be governed by and construed in all respects in accordance with the laws of England, and the parties agree to submit to the exclusive jurisdiction of the English courts.

18	NOTICES AND SERVICE

18.1	A notice to be given by either party to the other may be given by hand or sent (by first class pre-paid post, facsimile transmission or comparable means of communication excluding electronic mail) to the other party at the address referred to in clause 18.4.

18.2	A notice given by post under clause 18.1 which is not returned to the sender as undelivered shall be deemed to have been given on the second day after the envelope containing it was so posted; and proof that the envelope containing any such notice or information was properly addressed, and sent by first class, pre-paid post, and that it has not been so returned to the sender, shall be sufficient evidence that such notice or information has been duly given.

18.3	A notice or other information sent by facsimile transmission or comparable means of communication (excluding electronic mail) shall be deemed to have been duly sent on the date of transmission, provided that a confirming copy is sent by first class pre-paid post to the other party at the address referred to in clause 18.4 within 24 hours after transmission.

18.4	A notice or other information or any legal proceedings concerning or arising out of this agreement shall be addressed to the company secretary of the party in question at its registered office, or to such other officer at such other address as may be notified by the party concerned in Writing from time to time.

Executed By

Signature:	/s/ Andrew Robinson
Name:	Andrew Robinson, on behalf of Nova Laboratories Limited
Position:	Head of Group Finance

Signature:	/s/ Tim Sparey
Name:	Tim Sparey, on behalf of Q Chip Limited
Position:	CEO